EXHIBIT 5.2

July 2, 2012

CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee 37421

Re:	CBL & Associates Properties, Inc.

Ladies and Gentlemen:

We have acted as counsel to CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), and CBL & Associates Limited Partnership, a limited partnership formed under the laws of the State of Delaware (the “Operating Partnership”), in connection with the preparation of (i) the Company's registration statement on Form S-3 (Securities Act File No. 333-182515) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) the Company's Prospectus Supplement, dated July 2, 2012, and accompanying Prospectus, dated July 2, 2012 (collectively, the “Prospectus”), relating to the public offering of an aggregate of 9,757,100 shares of the Company's common stock, par value $.01 per share (the “Offered Securities”), which may be sold from time to time by the selling stockholder named in the Prospectus as set forth therein. Any reference to the Prospectus shall be deemed to refer to and include any documents filed by the Company after the date of the Registration Statement under the Securities Exchange Act of 1934, as amended.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

(1)	the Registration Statement and the Prospectus;

(2)	a Good Standing Certificate with respect to the Company issued by the Secretary of State of Delaware dated July 2, 2012

(3)	the Amended and Restated Certificate of Incorporation of the Company, as presently in effect;

(4)	the Amended and Restated Bylaws of the Company, as presently in effect;

(5)	the Fourth Amended and Restated Partnership Agreement of the Operating Partnership dated November 2, 2010, as amended and supplemented to date (the “Operating Partnership Agreement”);

(6)
the Certificate of Incorporation and Bylaws of CBL Holdings I, Inc., a Delaware corporation which is a wholly owned subsidiary of the Company and serves as the General Partner of the Operating Partnership (“CBL Holdings I”), as presently in effect;

(7)	the Certificate of Incorporation and Bylaws of CBL Holdings II, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“CBL Holdings II”), as presently in effect;

(8)
certain resolutions of the Board of Directors of the Company duly adopted at a meeting held June 1, 2012, relating to the filing of the Registration Statement and Prospectus, the issuance of the Offered Securities pursuant to the selling stockholders' exercise of Exchange Rights under the terms of the Operating Partnership Agreement and related matters, as certified by the Secretary of the Company in the Certificate of the Secretary of CBL & Associates Properties, Inc. dated as of even date herewith (the “Secretary's Certificate”); and

(9)
the related Assignment of Partnership Interests effective as of June 11, 2012, pursuant to which the Offered Securities were issued to the selling stockholder in exchange for common units of limited partnership in the Operating Partnership in connection with their exercise of Exchange Rights under the Operating Partnership Agreement.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents, and the enforceability of all documents submitted to us against parties other than the Company. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company without independent verification of their accuracy.

We have also assumed that the Offered Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

the Offered Securities were duly authorized for issuance by the Company, and following the issuance and delivery of the Offered Securities in the manner set forth in the Operating Partnership Agreement and the Prospectus, the Offered Securities are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Husch Blackwell LLP under the caption “Legal Matters” in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

We do not express any opinion herein with respect to the laws of any jurisdiction other than, in each case subject to the limitations and assumptions contained herein, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

This opinion is furnished to you solely for your information in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

Very truly yours

/s/ Husch Blackwell LLP
Husch Blackwell LLP